EX 26 (g) iii.

AUTOMATIC AND FACULTATIVE YRT AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter called the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY

(hereinafter called the “Reinsurer”)

Effective Date: March 1, 2008

Coverage: SL10/SL11/SL11B/SL15/SL16

(COLI/BOLI non-experience rated business only)

Automatic and Facultative YRT Agreement

Effective Date: March 1, 2008

Ceding Company:	MML Bay State Life Insurance Company of Enfield, Connecticut

C.M. Life Insurance Company of Enfield, Connecticut

Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts

Reinsurer:	Munich American Reassurance Company of Atlanta, Georgia

Accepted Coverages:	Life insurance on policies written by the Ceding Company on the plans cited in Schedule A – Accepted Coverages.

Effective Date:	March 1, 2008

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

Automatic and Facultative YRT Agreement

Effective Date: March 1, 2008

IN WITNESS WHEREOF, the parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John Valencia	Date:	6/23/08
John Valencia
Assistant Vice President & Actuary

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	6/23/08
Peter G. Ferris
Second Vice President and Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	6/23/08
Peter G. Ferris
Second Vice President and Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	6/23/08
Peter G. Ferris
Second Vice President and Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Paul R. Myers	Date:	June 19, 2008

Print name:	Paul R. Myers

Title:	AVP & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ James M. Filmore	Date:	June 20, 2008

Print name:	James M. Filmore

Title:	VP & Actuary

Automatic and Facultative YRT Agreement

Effective Date: March 1, 2008

Table of Contents

Article	Title	Page

I	Automatic and Facultative Reinsurance	5
II	Facultative Submission	6
III	Basis of Reinsurance	7
IV	Premiums, Payments and Reports	7
V	Expenses	8
VI	Premium Taxes	8
VII	DAC Tax Election	9
VIII	Experience Refunds	9
IX	Policy Changes	9
X	Termination of Agreement with Respect to New Reinsurance	11
XI	Claims	11
XII	Inspection of Records	13
XIII	Errors and Omissions	13
XIV	Insolvency	13
XV	Waivers and Amendments	14
XVI	Severability	15
XVII	Gramm-Leach-Bliley Privacy Requirements	15
XVIII	Notice	17
XIX	Arbitration	18
XX	Governing Law	18
XXI	Headings	18
XXII	Parties to Agreement	19
XXIII	Agreement	19
XXIV	Good Faith and Financial Solvency	19
XXV	Confidentiality	19

Schedule	Title	Page

A	Accepted Coverages	20
B	Reinsurance Limits	21
C	Special Net Risk Calculations	22
D	Reinsurance Premium Rates	23
E	Reinsurance Reports	30
F	Underwriting Guidelines	32-39
G	DAC Tax Schedule	40
H	Retention Limits	41

ARTICLE I: AUTOMATIC AND FACULTATIVE REINSURANCE

A.

The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

1.

2.	The mortality rating on each individual risk must not exceed 500% (Table 16 or P), or its equivalent on a flat extra premium basis.

3.	The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the Jumbo Limit as specified in Schedule B – Reinsurance Limits.

4.	On each individual life, the Ceding Company shall retain the amounts of insurance as specified in Schedule B – Reinsurance Limits.

5.	The maximum amounts of insurance to be automatically reinsured on a life must not exceed the reinsurance limits specified in Schedule B – Reinsurance Limits.

In addition, deviations from the automatic guidelines referenced in 1-5 above shall be reviewed by a Lead Underwriter. The Lead Underwriter shall be Hannover Life Reassurance Company of America; however, if there are underwriter changes at Hannover, the Lead Underwriter will be subject to review and possible change by the Ceding Company.

B.

Reinsurance which may not be ceded automatically according to the provisions stated in Paragraph A of this Article may be submitted to the Reinsurer for facultative consideration as described in Article II – Facultative Submission.

C.

The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports.

ARTICLE I: AUTOMATIC AND FACULTATIVE REINSURANCE

(Continued)

D.

The Reinsurer shall not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Automatic Binding Limits in Schedule B – Reinsurance Limits.

ii.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.

ARTICLE II: FACULTATIVE SUBMISSION

A.

The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in Schedule A – Accepted Coverages, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

B.

A facultative application shall be made that is in substantial accord with the Underwriting Worksheet attached in Schedule F – Underwriting Guidelines and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

C.

The Reinsurer shall have no liability on a facultative submission by the Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire at the end of one hundred twenty (120) days from the date of the Reinsurer’s offer unless an earlier date is specified in the offer, or the date specified in the Reinsurer’s approval to extend their offer, or the date the Reinsurer receives notice from the Ceding Company of the withdrawal of their application, whichever comes first.

D.

The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports.

E.

Facultative Binder Coverage (conditional receipt) for regular issue, Guaranteed Issue (GI) and Simplified Issue (SI): If the reinsurer has facultatively accepted a case where premium is accepted and lives meet the “actively at work” requirement but the case has not been issued, the reinsurer will provide coverage.

ARTICLE III: BASIS OF REINSURANCE

A.

B.	For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as the .

C.

The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Schedule C – Special Net Risk Calculations defines special methods for calculating the net amount at risk different from B of this Article.

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

A.

Reinsurance premiums shall be paid annually in advance on a policy year basis for each reinsured policy. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Article III – Basis of Reinsurance. The premium rates per thousand are those specified in Schedule D – Reinsurance Premium Rates. The rates in Schedule D – Reinsurance Premium Rates, shall apply to both automatic and facultative reinsurance.

B.

C.

At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Schedule E – Reinsurance Reports, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Schedule E –

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

Reinsurance Reports. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

D.

The statement shall be furnished to the Reinsurer within forty-five (45) days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving thirty (30) days written notice to the Ceding Company. If all reinsurance premiums in arrears are not paid by the close of the thirty (30) day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them. The Ceding Company agrees that it will not force termination under the provisions of the paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

E.

Terminated risks may be reinstated within sixty (60) days after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

F.

If the period of time between when the premium becomes due to the Reinsurer from the Ceding Company exceeds sixty (60) days, the Reinsurer reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the premiums are due, or on the prior business day if the date premiums are due does not fall on a business day) from the day the premium becomes due to the day the Reinsurer receives the payment.

G.

The Ceding Company or the Reinsurer may exercise at any time the right to offset any undisputed debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

ARTICLE V: EXPENSES

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

ARTICLE VI: PREMIUM TAXES

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

ARTICLE VII: DAC TAX ELECTION

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Schedule G – DAC Tax Schedule.

ARTICLE VIII: EXPERIENCE REFUNDS

Reinsurance under this Agreement shall not be eligible for an experience refund.

ARTICLE IX: POLICY CHANGES

A.	The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

B.

If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

C.

If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

D.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $1, rounded to the nearest dollar.

E.

Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

F.

1.

2.

G.

Unearned reinsurance premiums on terminations or changes shall be refunded to the Ceding Company. The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

H.

If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

I.	New issues after the treaty Effective Date to cases issued prior to the effective date are reinsured under this Agreement, based on Underwriting Guidelines in effect at the time of new issue.

J.

If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new policy and the provisions of Article I – Automatic and Facultative Reinsurance shall apply to the increase in reinsurance. If the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in Schedule B – Reinsurance Limits, using a point in scale rate basis.

ARTICLE X: TERMINATION OF AGREEMENT WITH RESPECT TO NEW

REINSURANCE

A.

This Agreement may be terminated with respect to new reinsurance by either party giving written notice to the other at least one hundred and fifty (150) days prior to the date such termination shall become effective, except as specified in Article IV – Premiums, Payments and Reports, and Article IX – Policy Changes.

B.	The termination shall become effective on the date specified in the written notice, but not less than one hundred and fifty (150) days after written notice is given.

C.

The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

D.	The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

E.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement or becomes insolvent.

F.

Upon termination of the Agreement for new business, the following coverages shall continue to be available on policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

1.	Exercise of riders listed in Schedule A.
2.	All changes, including increases (underwritten or non-underwritten as allowed under the policy) available under Article IX – Policy Changes.

ARTICLE XI: CLAIMS

A.

If there is a claim for death benefits on a reinsured risk, hereunder, the Ceding Company will send to the Reinsurer copies of the proofs of claim, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request.

B.

The Reinsurer upon receipt of the claim papers shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict policy conditions or compromised for a lesser amount. The payment to the Ceding Company will include interest as described in paragraphs F and G of this Article.

C.

The Ceding Company shall send to the Reinsurer the contestable claims documentation as required in the underlying Agreement, by any of the following means: facsimile, secure email, express mail, or any other means agreed upon by both parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer via a “list of claims personnel”[1] that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must make a concerted effort to communicate its

ARTICLE XI: CLAIMS

(Continued)

comments for each claim in writing (email is acceptable) to the Ceding Company within five (5) business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim as allowed in the underlying Agreement without requiring further input from the Reinsurer. The Ceding Company may take into consideration any other reinsurer’s recommendations regarding the claim that was communicated to the Ceding Company within the timeframe specified, but in all cases only the Ceding Company will determine the proper action on the claim and the decision, which will be made exclusively by the Ceding Company, shall be binding on the Reinsurer and all other reinsurers affected by the claim.

The Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims, compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses.

Alternatively, the Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any claim expenses involved in such contest, compromise or litigation, or in any reduction in claim amount resulting therefrom.

D.

Unless it has previously released its liability, the Reinsurer shall share in the expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. Routine expenses incurred in the normal settlement of uncontested claim, compensation of salaried officers and employees of the Ceding Company and any possible extra-contractual damages shall not be considered claim expenses.

E.

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

ARTICLE XI: CLAIMS

(Continued)

F.

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case will be made without interest.

G.

On claims paid by the Reinsurer, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof) exceeds thirty (30) days the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

H.

ARTICLE XII: INSPECTION OF RECORDS

Upon reasonable notice, and during regular business hours at the office of the inspected party, the Reinsurer and the Ceding Company each shall have the right to inspect and audit, at the offices of the other, all records and procedures relating to reinsurance under this Agreement.

ARTICLE XIII: ERRORS AND OMISSIONS

ARTICLE XIV: INSOLVENCY

A.

In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, rehabilitator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

B.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation.

C.

Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

1.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or

2.

3.	Is adjudicated as bankrupt or insolvent; or

4.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or

5.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

D.

ARTICLE XV: WAIVERS AND AMENDMENTS

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any party of any breach of any provision of this Agreement or the failure of either party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by the party to be bound.

ARTICLE XVI: SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

The Ceding Company and Reinsurer are “financial institutions” as that term is used in Title V of the Gramm-Leach-Bliley Act. The Parties may, from time to time, come into possession of “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act. The “non-public personal information” may be transmitted by either the Ceding Company or Reinsurer to the other in accordance with the transmitting party’s then current privacy policy and practices, in order to allow the other party to perform pursuant to this Agreement. During the continuation of this Agreement and after its termination, the Ceding Company or Reinsurer shall at all times use reasonable care to maintain the confidentiality of the “non-public personal information” and shall not make any use of the “non-public personal information” beyond the purpose for which it was disclosed. The Ceding Company and Reinsurer agree that they will not transfer information to a third party, except as provided in this Agreement or as permitted by law. The Reinsurer will obtain agreements from any third parties or Reinsurers receiving non-public personal information that requires the use of reasonable care to maintain the confidentiality of the “non-public personal information”. “Non-public personal information” does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

(Continued)

Reinsurer agrees to restrict access to non-public personal information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to non-public personal information which: (i) ensures the security and confidentiality of non-public personal information, (ii) protects against any anticipated threats or hazards to the security or integrity of non-public personal information, and (iii) protects against any unauthorized access to or use of such information including access or use that could result in substantial harm or inconvenience to any of Ceding Company’s consumers or customers.

Notwithstanding anything contained herein to the contrary, Reinsurer will immediately notify Ceding Company of any circumstances involving (i) a “Breach of Security” of non-public personal information or (ii) a reasonable belief by Reinsurer that there may be a breach of security of non-public personal information (the “Notification”). In addition to the Notification, no later than three (3) business days after detection (or later if legally acceptable but in no case more than 5 days) of the Breach of Security, Reinsurer will also provide Ceding Company with a report (the “Report”) summarizing the Breach of Security, which will include, at a minimum, the following: date, time, description, how the Breach of Security was detected, systems and/or data (including non-public personal information) subject to unauthorized access, root cause, corrective action taken to date and any additional planned actions. Reinsurer will indemnify Ceding Company for any losses as a result of the breach. For purposes of this Agreement, “Breach of Security” means any unauthorized access to or use of non-public personal information covered by this Agreement, whether by internal or external source, and whether such information is in electronic, paper, or any other format, including, without limitation, the following: unauthorized access to non-public personal information while located on any computer, website or database, interception of non-public personal information while being transmitted by email, unauthorized acquisition of paper files, or unauthorized use of an ID or password. The Notification shall be communicated by phone and facsimile, and the Report shall be communicated by facsimile and overnight delivery service using the following contact information:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone:  413-788-8411,    Fax:  413-744-4161

ARTICLE XVIII: NOTICE

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, (iii) sent by email, or (iv) delivered in person to the parties at the following addresses:

If to the Ceding Company:

MML Bay State Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

C.M. Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

If to the Reinsurer:

Munich American Reassurance Company

56 Perimeter Center East

Atlanta, GA 30346-2290

Attention: Reinsurance Officer

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Article.

ARTICLE XIX: ARBITRATION

A.

If the parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either party shall notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within thirty (30) days following its receipt.

B.	Any interpretation of this Agreement shall be based on business practices and equity rather than strict law.

C.

Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be current or former officers of other life insurance or reinsurance companies. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either contracting company should fail to choose an arbitrator within thirty (30) days after the other contracting company has given notice of its arbitrator appointment, that contracting company may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration.

D.

E.

F.

ARTICLE XX: GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

ARTICLE XXI: HEADINGS

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

ARTICLE XXII: PARTIES TO AGREEMENT

This Agreement is for indemnity reinsurance solely between the Ceding Company and the Reinsurer. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other party.

ARTICLE XXIII: AGREEMENT

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject.

ARTICLE XXIV: GOOD FAITH AND FINANCIAL SOLVENCY

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns.

ARTICLE XXV - CONFIDENTIALITY

The terms of this Agreement are confidential. Nothing contained herein, including information relating to pricing, may be disclosed to any third party, including other insurers or Reinsurers, without the Reinsurer’s prior written consent.

The Parties will keep confidential and not disclose any shared Proprietary Information, as defined below, unless:

a)

b)

c)

d)	The disclosure is required by external auditors and such auditors have signed Confidentiality Agreement; or

e)	The disclosure is required by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties.

SCHEDULE A: ACCEPTED COVERAGES

Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

Lead Underwriting Reinsurer: Hannover Life Reassurance Company of America shall be the Lead Underwriting Reinsurer for all business issued under this Agreement. However, if there are any underwriter changes at Hannover, the Lead Underwriter will be subject to review and possible change by the Ceding Company.

Duties and function of the Lead Underwriting Reinsurer:

In the circumstance that an individual case deviation from the guidelines in the underwriting manual occurs, the Lead Underwriting Reinsurer’s approval is the deciding factor in determining the acceptance of each deviation, and the Reinsurer in this Agreement must follow the Lead Underwriting Reinsurer’s decision.

SCHEDULE B: REINSURANCE LIMITS

SCHEDULE C: SPECIAL NET RISK CALCULATIONS

For the Ceding Company’s SL10, SL11, SL11B, SL15 and SL16 plans, the Net Amount at Risk is the Death Benefit discounted for interest to the beginning of the month, minus the Account Value. The Death Benefit is:

a.	For DBO1, the greater of the minimum death benefit and the selected face amount.

b.	For DBO2, the greater of the minimum death benefit and the selected face amount plus the account value.

c.	For DBO3, the greater of the minimum death benefit and the selected face amount plus the sum of the premiums.

Reinsurance coverage beyond attained age 99:

a.	For 80 CSO policies, the death benefit will equal to account value at attained age 100. Therefore, reinsurance coverage and premium will cease at attained age 100.

b.	For 2001 CSO policies, reinsurance coverage and premium may continue beyond age 99.

SCHEDULE D: REINSURANCE PREMIUM RATES

Premium Rates for Table Rated Risks

For life insurance on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates per thousand shall be the premium rates specified above in the section titled Premiums for Standard Risks increased by 25% per table. (For example, the premium rate for a Table 4, or D, risk would be 200% of the standard premium rate).

Premium Rates for Risks with Flat Extras

(1)

(2)

Policy Fees: No policy fees shall be paid under this Agreement.

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	1	2	3	4	5	6	7	8	9	10	11	12	13
Issue

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	1	2	3	4	5	6	7	8	9	10	11	12	13
Issue	1000

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	14	15	16	17	18	19	20	21	22	23	24	25	26
Issue

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	14	15	16	17	18	19	20	21	22	23	24	25	26
Issue

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	27	28	29	30	31	32	33	34	35	36	37	38	39	40
Issue

Aggregate; Mandatory; Age Nearest; Unisex											BOLI LCM07

Duration	27	28	29	30	31	32	33	34	35	36	37	38	39	40
Issue

SCHEDULE E: REINSURANCE REPORTS

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information
Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

* Transaction codes may be used to identify policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	Recapture
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

SCHEDULE E: REINSURANCE REPORTS

(Continued)

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:

The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

SCHEDULE F:

32-39

SCHEDULE G: DAC TAX SCHEDULE

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the treaty and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.

The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.

The Ceding Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.

The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

7.

If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

8.	The parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

SCHEDULE H: